MEDL Mobile Announces Third Quarter Fiscal Year 2011 Financial Results

•	Third quarter revenues increased 250% year-over-year and 23% sequentially to $705,028

•	Gross profits rose 373% to $335,355

•	Signed 11 new customers in Q3, including Iconix Brands and Taco Bell

Fountain Valley, CA – November 14, 2011 –MEDL Mobile, Inc. (OTCQB: MEDL) (“MEDL” or the “Company”) announced its financial results for the third quarter of the fiscal year ending September 30, 2011. Summary financial data is provided below:

September 30, 2011 Highlights:

Number of applications in MEDL Library (9/30/11):	68
Number of ideas submitted to MEDL Incubator (Q3 2011):	5,293

The Company develops, delivers and collects analytics on a broad range of mobile applications for a diverse customer base. By rapidly expanding its library of apps across the Apple and Android platforms, in addition to growing its database, the Company is establishing a business model which aims to generate multiple revenue streams, including development fees, download and in-app purchases, advertising and sponsorship. Nearly all MEDL applications are embedded with specific application programming interface (“API”) which allows the Company to determine the number of user downloads and to develop a profile for each unique user. To date, MEDL has signed more than 63 projects and partnerships for a variety of clients, including Emirates Airlines, Monster.com, Kaiser Permanente, Medtronic and Walter Foster’s “Learn to Draw”.

Three Months Ended September 30, 2011

	Q3 2011	Q3 2010	% Change
Revenues	$705,028	$201,532	+250%
Gross Profit	$335,355	$70,869	+373%
Net (Loss) Income	($275,967)	$34,944	-
EPS	($0.01)	$0.00	-

"This is an extremely exciting time to be in the mobile business. We saw healthy growth in each of our core operating metrics: the number of apps in MEDL’s library, new customer additions, and the size of our user base. We signed 11 new customers and completed 6 projects during the third quarter, signifying strong momentum in our core custom development business,” explained Andrew Maltin, Chief Executive Officer of MEDL Mobile.

Nine months Ended September 30, 2011

	YTD 2011	YTD 2010	% Change
Revenues	$1,656,751	$496,379	+234%
Gross Profit	$876,317	$133,707	+555%
Net (Loss) Income	($483,906)	$22,527	-
EPS	($0.03)	$0.00	-

Liquidity and Capital Resources

As of September 30, 2011, the Company had $1,757,243 of cash compared to $40,682 at December 30, 2010. Working capital was $2,051,532 at September 30, 2011 compared to $33,798 at December 31, 2010. MEDL completed a $2.5 million equity financing related to its go-public transaction on June 24, 2011. The Company used $681,604 for operating activities during the nine months ended September 30, 2011 resulting primarily from the $483,906 net loss and $346,659 increase in accounts receivable.

Business Updates

The Company’s library of applications has experienced growth each quarter through partnerships, alliances, and its incubator engine. While the Company endeavors to structure each deal to maximize the value for each respective partner, many partnerships provide an upfront and recurring revenue component. The Company signed contracts with a total of 29 clients during the first nine months of 2011, with 44 projects that are in various stages of completion.

“We have successfully increased our sales pipeline while expanding our customer base among individual celebrities, multinational corporations and niche brands. We are particularly pleased with the Taco Bell project, which shows the breadth and depth of our capabilities beyond custom development. On the applications library front, we increased our proprietary user base to over 1.2 million users, showing our ability to scale our library through custom development, partnerships, the MEDL incubator and acquisitions.”

About MEDL Mobile, Inc.

MEDL Mobile, Inc., an early leader in the emerging mobile applications software market, is engaged in the monetization of mobile apps through four primary revenue generating platforms: (i) development of customized apps for third parties to monetize their particular intellectual property, persona or brand, (ii) incubation of apps in partnership with third parties and from a library of more than 84,000 original apps concept submissions, (iii) sale of advertising and sponsorship opportunities directly to brands via mobile advertising networks and (iv) acquisition of apps from other developers and use of a proprietary application programming interface, or API, to make Apps recommendations for our user base. MEDL has developed over 50 unique mobile apps for customers such as Monster.com, Emirates Airline, Medtronic and Telefonica. For more information about MEDL Mobile, please visit http://www.medlmobile.com.

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about MEDL, Inc.'s industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Potential risks and uncertainties include but are not limited to the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

For more information, please contact:
Company:
Andrew Maltin
Chief Executive Officer
Phone: +1-714-617-1991
Email: Andrew@medlmobile.com

Investor Relations:
Ted Haberfield, President
MZ North America
Tel: +1-760-755-2716 (US)
Email: thaberfield@hcinternational.net
Web: http://www.mz-ir.com